Exhibit 5.1

SEWARD & KISSEL LLP
ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004
WRITER’S DIRECT DIAL	TELEPHONE: (212) 574-1200	901 K Street, NW
	FACSIMILE: (212) 480-8421	WASHINGTON, D.C. 20001
	WWW.SEWKIS.COM	TELEPHONE: (202) 737-8833
FACSIMILE: (202) 737-5184

July 11, 2025

OceanPal Inc.
Pendelis 26, 175 64
Palaio Faliro
Athens, Greece

Re: OceanPal Inc.

Ladies and Gentlemen:

We have acted as counsel to OceanPal Inc., a Marshall Islands corporation (the “Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form F-1 (the “Registration Statement”), as publicly filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof, under the U.S. Securities Act of 1933, as amended (the “Securities Act”) with respect to the public offering (the “Offering”) of up to $17.25 million of the Company’s units (the “Units”), including securities issuable at the option of the Underwriter to cover over-allotments, if any, each Unit consisting of (i) one common share, par value $0.01 per share (“Common Share”) of the Company and the associated preferred stock purchase rights (the “Preferred Stock Purchase Rights”) to be issued pursuant to the Amended and Restated Stockholders’ Rights Agreement, dated January 22, 2025 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent (collectively, the “Unit Shares”) or one pre-funded warrant to purchase one Common Share (the “Pre-Funded Warrants”) and (ii) one warrant to purchase one Common Share at the exercise price then in effect (the “Class C Purchase Warrants”, and together with the Pre-Funded Warrants, the “Warrants”). The Registration Statement also covers the registration of the Common Shares underlying the Warrants and the associated Preferred Stock Purchase Rights to be issued pursuant to the Rights Agreement (the “Warrant Shares”). We have reviewed the documents incorporated by reference in the foregoing.

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company (as amended or supplemented, the “Prospectus”) included in the Registration Statement; and (iii) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

In such examination, we have assumed (i) the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, (ii) the genuineness of all signatures and the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as conformed or photostatic copies, (iv) that the documents reviewed by us in connection with the rendering of the opinions set forth herein are true, correct and complete, and (v) the truthfulness of each statement as to all factual matters contained in any document or certificate encompassed within the due diligence review undertaken by us. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.
Based upon and subject to the foregoing, and having regard for such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands and the State of New York:

1.	The Units, the Unit Shares, the Warrants and the Warrant Shares have been duly authorized by the Company.
2.
The Unit Shares, when issued, sold and paid for as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable and the Preferred Stock Purchase Rights, when issued and delivered pursuant to the Registration Statement, will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

3.
When the Units and Warrants are issued and delivered as contemplated in the Registration Statement, the Units and Warrants will constitute valid and legally binding obligations of the Company in accordance with their terms, except as the enforcement thereof (i) may be limited by any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles or other law relating to or affecting creditors’ rights generally and general principles of equity.

4.
Assuming the Warrants are issued and delivered as contemplated in the Registration Statement, the Warrant Shares, when issued, delivered and paid for upon the exercise of such Warrants in accordance with their terms, will be validly issued, fully paid and non-assessable and the Preferred Stock Purchase Rights, when issued and delivered pursuant to the Registration Statement, will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion is limited to the laws of the State of New York and the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission on the date hereof, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours,

/s/ Seward & Kissel LLP